Exhibit 99.1

YORK INTERNATIONAL CORPORATION

Board Directors’ Compensation

Effective May 26, 2005

1. Annual Retainer — $60,000 – paid in quarterly installments; can be deferred

2. Additional Fees

Chair of the Audit Committee — $20,000/year
Chair of Other Committees* — $10,000/year
Members of the Audit Committee — $10,000/year
Members of the Asia Pacific Advisory Board — $7,500/meeting

*excludes Chair of the Nominating and Governance Committee
(as long as it is the Chairman of the Board)

3. Meeting Fee – none

4.	Annual stock grant PV = $90,000 (number of shares determined based on market price as of the close of the market on the date of the Annual Shareholders’ Meeting each year)

In addition to the above compensation, York International Corporation will reimburse all reasonable travel expenses incurred for the purpose of attendance at Board or Committee meetings.